Exhibits 16.1

Attn: J. Crane CPA, P.C.
47 Third Street
Suite 301
Cambridge, MA USA

November 17 2008

Thank you/J. Crane CPA, P.C.'s past services to our " China Holdings, Inc." from May 15 to Nov 10 2008, very much appreciated.

As earliest on October 8 2008, that we indicated our intention to termination our contract to/with you/J. Crane CPA, P.C. in middle of November 2008:  we indicated our concerns to you/J. Crane CPA, P.C. as an independent  accounting firm which may has non-independent links/connections to your clients/companies in Florida which try/tried to do the similar business/projects in China as we do/did, which may cause/will cause conflicts and negative effects to our Company and subsidiaries, and Projects/Deals in China.

Finally legally , on Nov 17 2008, the Board of Directors of China Holdings, Inc./Subsidaires have legally terminated /dismissed you/J. Crane CPA, P.C. as our independent public accounting firm to audit our fiscal year ending Dec 31 2008 Financial Statements immediately legally effective as Nov. 17 2008. This letter is our formal termination letter to you/J. Crane CPA, P.C.

We will legally file with SEC Form 8-K before or on November 21 2008, we will furnish you a copy of our SEC Form 8-K for legal disclosure.

Thank you/J. Crane CPA, P.C.'s past services to our Company.

Sincerely

/s/ Julianna Lu
The Chairperson
Board of Director
China Holdings, Inc.